Exhibit 99.2

Bob Wilson

Good afternoon everyone.  Thank you for joining us for today’s conference call to discuss Supreme’s second quarter and first half of 2006 financial results.  The press release was issued this morning.  If you have not received a copy, please call Supreme’s offices at 574.642.3070 and one will be faxed to you.  Joining me today are Supreme’s Vice President, Christy Miller, manufacturing; Barry Lown, sales and marketing and Jeff Mowery, CFO.  I will provide a financial overview and additional details on the quarter.  After that, the team will be available to answer any questions that you may have.  Before we begin, I must remind you that during our conversation today you may hear some forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable and that those statements are based on reasonable assumptions, we cannot guarantee that we will meet any expectations that might arise from these forward-looking statements and their underlying assumptions.  Some of the important factors that could cause Supreme’s results to differ materially from such expectations include:  limitations on the availability of chassis for its products, the availability of raw material, severe interest rate increases and other factors that are detailed in our SEC filings.

In the second quarter of 2006, Supreme recorded net sales of $98.9 million, compared to $95.2 million for the same period last year, an increase of $3.7 million, or 3.8 percent. Net sales in the first six months declined $0.9 million, or 0.5 percent, to $184.6 million in the 2006 period from $185.5 in the 2005 period.  Increased revenues in the 2006 second quarter are primarily attributable to a 31 percent increase in revenue, quarter-over-quarter, in the Company’s StarTrans Bus Division.  In the six-month period, fleet sales decreased approximately 25 percent over the comparable 2005 period due to a industry wide reduction in truck purchases by major fleet customers.  This decrease was partially offset by a 4 percent increase in the core dry freight product line and a 34 percent increase at Startrans from period to period.

Gross profit as a percentage of net sales declined in both the quarter and six-month periods, primarily as a result of product mix and higher raw material costs, as the Company experienced significant upward cost pressure on aluminum, steel and wood components.

To combat the previously mentioned upward cost pressures on materials, we implemented price increases ranging from 3 percent to 5 percent on a majority of our truck division products in late May.  The anticipated increased revenue associated with these price increases will be gradually and increasingly realized throughout the third quarter. This delayed effect is principally due to the industry practice of not applying price increases to existing orders and outstanding quotes, the aggregate of which in late May was substantial and thus has caused the delayed effect of realizing any material benefit from the price increases.  To better manage these industry practices, the Company intends, when and where market conditions permit, to implement price increases on a more anticipatory and timely basis to meet the unprecedented challenges of volatile commodity costs.

Selling, general and administrative expenses decreased as a percent of net sales from 7.7 percent in the 2005 second quarter to 7.4 percent in the 2006 second quarter, and increased from 7.4 percent in the first six months of 2005 to 7.7 percent in the same period of 2006. SG&A expenses increased in the 2006 first six-month period primarily due to a reduction in cooperative marketing credits received from chassis manufacturers versus the same period last year.  As a reminder, these credits are determined solely by programs established by the chassis manufacturers, which have historically been used to offset marketing and promotional expenses.

Interest expense increased from $568 thousand in the second quarter of 2005 to $835 thousand in the same period of 2006. For the first six months, interest expense increased from $1.1 million in 2005 to $1.5 million in 2006. The increase in interest expense for both periods is a result of increased debt incurred principally for increased working capital and higher interest rates in 2006 versus 2005.

Supreme’s effective tax rate for the current quarter was 36.1 percent versus 35.9 percent in the prior-year period, while the tax rate for the current six month period was 36.2 percent versus 36.0 percent last year.

Net income in the quarter was $1.6 million, or $0.12 cents per diluted share, compared to $2.9 million, or $0.23 cents per diluted share, in the second quarter of 2005.  For the 2006 six-month period net income totaled $2.9 million versus $6.0 million in the 2005 first six-month period.

During the second quarter of 2006, the Company received $1.9 million in proceeds related to the sale of a portion of its Pennsylvania manufacturing facility as a result of moving to a larger and more efficient facility in 2005.  A small gain on the sale of the facility was recorded.  To further support our growth, capital expenditures totaled $2.2 million in the first six-month period of 2006 as compared to $2.9 million for the same period of 2005.  As we announced last quarter, major capital expenditures in the first half related to the purchase of a manufacturing facility located in White Pigeon, Michigan, for the expansion of the recently acquired Pony Express operations.  The Company intends to spend less on property, plant and equipment in 2006, as compared with 2005 expenditures.  However, we will consider strategic opportunities for growth and expansion should they present themselves.

Turning to the balance sheet, Stockholders’ equity improved to $76.0 million, or $5.98 per share, as of July 1, 2006.  At the end of the quarter, working capital totaled $61.7 million compared to $55.3 million at the end of last year’s second quarter.  The Company continues to aggressively manage its working capital assets, and during the second quarter, inventories and accounts receivable decreased by $7.4 million and $2.7 million, respectively, as compared to the first quarter.  Additionally, I would like to point out that debt was significantly reduced in the second quarter as long-term debt totaled $32.5 million as of July 1, 2006, as compared to $39.9 million as of April 1, 2006.

The Company’s 12th consecutive quarterly cash dividend was declared on August 8, 2006.  The $0.095 cash dividend will be payable on August 28, 2006, and the record date is August 21, 2006.

Sales backlog was $81.1 million at July 1, 2006, compared to $72.6 million at June 25, 2005.

While the competitive landscape remains challenging, we have optimism that we can improve financial results going forward.  As mentioned previously, we have instituted a price increase on a majority of our truck products in late May, and we should increasingly realize the effect of the increases as the third quarter progresses.  We are evaluating the need for further selective price increases with intent of implementing them on a timely basis.  Among other efforts to improve margins, the Company has focused on new product development for highly specialized vehicles for the homeland security market. Under this homeland security umbrella, Supreme is now only one of three direct suppliers of armored suburbans approved by the U.S. government. As discussed in our press release, we are developing the capabilities to market and produce highly specialized vehicles with an emphasis on homeland response and law enforcement.  It will also integrate tactical armored products built at our Texas facility.

Supreme and GM have cooperated in the development of a fiberglass body to replace GM’s discontinued Astro Van.  The prototype, designed with customer input and interaction, was well received at the GM Fleet Preview.  After product validation, the “Astro Body” will be marketed to GM fleet customers.  StarTrans Bus Division is developing a new high end shuttle bus to debut at Bus Con in October.  The product was developed through a product planning process involving key customers, who have placed initial orders.  The new product will be sold at higher margins than our current offerings.  Also, while there are other initiatives on the new product development front, we must refrain from mentioning them for competitive purposes.  Finally, a new website is under development to provide more interactive information and services to our customers.

In closing, I want to emphasize that myself and Supreme’s management team are extremely disappointed in our earnings performance in the second quarter and first six months of 2006.  We are committed to improving our financial results and reducing the impact of increased material costs on a more timely basis.  As employees and substantial shareholders, our focus is to improve long term shareholder value.

With that being the conclusion of our formal remarks, we would now like to open the call for any questions you may have.  Operator….